STATE OF Delaware
SECRETARY OF STATE
DIVISION OF CORPORATIONS
Fl LED 09:00 AM 10/04/1994
944188077 - 2419873

CERTIFICATE OF CORRECTION

OF

KIRLIN HOLDING CORP.

Pursuant to Section 103(f) of the General Corporation

Law of the State of Delaware

It is hereby Certified, as follows;

(1) The Certificate of Incorporation of Kirlin Holding Corp. executed by the sole incorporator on July 27,1994 (the “Certificate”) contains an inaccurate record of the Corporate action therein authorized, as follows: The word “Holdings” forming part of the corporate name appearing in both The caption and paragraph 1 of the certificate is incorrect and Should correctly read “Holding” in the singular sense. Accordingly, the caption and paragraph 1 of the Certificates are Hereby corrected to read as follows:

CERTIFICATE OF INCORPORATION

OF

Kirlin Holding Corp.

1.	The name of the corporation is Kirlin Holding Corp.

2.	No directors of the corporation have been elected and the corporation has not received payment for any of its stock.

Dated: July 28, 1994